Exhibit 10. 74

1235 Creekford Circle Suite 2100 Sugar Land, TX 77478	a Division of Temporary Professionals, Inc.

February 4, 2008

Frank Clear
CEO
TEKOIL & GAS CORPORATION
25025 I-45
Suite 525
Woodlands, TX 77380

Accounting Assistance Engagement Letter

Dear Mr. Clear:

On behalf of the Corporate Accounting Group (“CAG”), we appreciate the opportunity to assist Tekoil & Gas Corporation, (“Tekoil”) in meeting it’s new reporting obligations.

We believe the Corporate Accounting Group provides a cost effective solution and offers distinct advantages which will enable Tekoil to most efficiently comply with these requests:

➢	Deep experience with developing and delivering accounting processes, procedures and controls for the E&P sector.

➢	A flexible service approach that adopts and executes client-developed project plans.

➢	Proven working relationships with Tekoil’s lender.

FLEXIBLE, PARTNERING APPROACH

In order to tailor our services to best fit your needs, CAG offers a partnering approach. Our highly skilled personnel bring value to Tekoil through a variety of roles.

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Devil’s advocate/quality assurance reviewer - in this role, we leverage our Managing Director’s and/or Project Director’s experience to challenge project plans, goals, milestones and deliverables to ensure the client receives the greatest value and that CAG’s high quality standards are maintained.

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Project Manager – in this role, we can develop and deliver a proven workplan and assist you with scoping and prioritizing the project as well as in-field coordination and management of the project throughout its duration.

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Consultant – in this role, our consultants provide day-to-day assistance in assessing processes, assessing controls, and developing & implementing working procedures to ensure appropriate reporting and meet reporting obligations.

➢	Procedure & Controls analysts – our senior consultants have the training and experience to

o	Implement new controls

o	Define system enhancements to accommodate the efficient extraction of data

o	Identify non-functional or non-existent controls

o	Develop action plans

o	Design controls and develop related policies, procedures and other documentation

o	Conduct training sessions or facilitate control communication throughout an organization

1235 Creekford Circle Suite 2100 Sugar Land, TX 77478	a Division of Temporary Professionals, Inc.

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Development – we can assist in developing accounting procedures, by providing templates, developing initial drafts, circulating drafts for review, incorporating edits, and formatting the documents into the overall Accounting Manual.

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Validation – in this more “Internal Audit” focused role, we help test and validate what others have documented. We will work closely with management to help ascertain that your resulting methodologies and documentation are sufficient to meet your reporting objectives and withstand your external auditor’s reviews.

PROJECT OBJECTIVES AND SCOPE:

The objective of this project is to partner with Tekoil in the process of providing additional reporting to its lender. Specifics will be outlined in the documentation requested by Tekoil from Goldman Sachs, and may encompass additional work to assure the reliance of transactional data entries. These include:

➢	Phase 1, Scoping and Assessment of current Processes, Systems, Controls, and Reporting Templates
➢	Phase 2, Development of Controls, Reporting Tools, and Practices
➢	Phase 3, Implementation of agreed changes
➢	Phase 4, Testing of Controls
➢	Phase 5, On-going Maintenance

The Corporate Accounting Group is able to help you through all phases of this project.

Deliverables – to be agreed upon at the conclusion of Phase 1 and with the input of external lenders.

Timing – this phase is anticipated to commence during the middle of February, and span approximately two to three weeks of elapsed time, but approximately one-and-a-half to two weeks of chargeable time. We will begin by collecting the reporting requirements from your external lender.

Use of deliverables. The deliverables of this engagement are solely for the internal use of Tekoil, their Audit Committee, external Auditors and Board of Directors and may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any third party, including any governmental authority, without our prior written consent. Tekoil shall have no responsibility or liability for losses, damages or costs incurred as a result of the unauthorized use, circulation, publication, reproduction or use of our deliverables contrary to the provisions of this letter. Our deliverables will reflect our observations as of the date we conclude our work. We assume no obligation or responsibility to update or revise the observations whether as a result of new information, future events or otherwise. However, should additional documentation or other information become available which impacts the observations described in our deliverables, we reserve the right to amend our documents accordingly.

PROJECT RESOURCES

The best planning tools will not make a project a success if the team supporting the plan lacks sufficient experience and resources. The Corporate Accounting Group has created a flexible, multi-talented service team approach that will provide project controls as well as the ability to adapt as this project evolves. The professionals assigned, as well as the other talents available to you, have the skills and experience to deliver great results. In addition to the resources mentioned below, we have additional resources available to assist as needed.

1235 Creekford Circle Suite 2100 Sugar Land, TX 77478	a Division of Temporary Professionals, Inc.

Roy Duff, Managing Director – Roy will serve as Tekoil’s “single point of contact” for all services required from the Corporate Accounting Group. As such, he will design and oversee the workplan and be the relationship manager should you need additional services or wish to address issues independent of the daily project team. The Managing Director will commit his personal time to Tekoil, and the best available resources as well as continuity in the assignment of our professionals to your project. Further, Roy will participate in status meetings throughout the project and/or meet with management, as appropriate, to proactively address any concerns and to ensure that ultimately your expectations are exceeded.  Roy is a CPA with over 20 years of professional experience with many years directly in Upstream Oil & Gas Accounting. He has delivered Accounting and Technology consulting services as a Manager and Senior Manager for several “Big 4” firms, has served as a Client Service Director for an Internal Audit firm and has also been the CIO of an Insurance Service(s) company in Houston, TX.

Bill Remkes, Project Manager – Bill may be called upon to provide technology or subject matter expertise in system changes or implementation of new processes and controls. Bill is an accomplished and skilled financial consulting manager with over 20 years of experience in Upstream Oil & Gas Accounting, including experience with the OGIS System. He has worked on multiple control remediation projects performing both assessment, documentation and testing. Bill has helped a number of our clients improve internal controls, financial processes and financial reporting. CAG will provide Bill or comparable resource(s) as needed for the efficient and effective completion of the project.

Consultants – We have the resources to provide the appropriate number of personnel to support this engagement. Our consultants are entrusted with the day-to-day responsibility for developing the documentation and testing the existence of controls. It is their responsibility to see that the detailed steps are completed and that the efforts of the other team members are coordinated to provide for the efficient and timely completion of the engagement.

PROFESSIONAL FEES

Our professional fees are based on the mix of skills and experience required to efficiently and effectively complete this engagement. The combination of roles or approach that you choose will ultimately drive your budget. We find that by delivering high-level experience at a competitive rate, we deliver the best overall value while helping our clients manage their budget. We will bring to Tekoil significant experience to enhance and automate this process to provide the most efficient use of time. A milestone status review will be conducted weekly or as appropriate.

We are prepared to begin work upon signed acceptance of this letter and determination of a mutually agreeable start date. Although the entire compliance program is listed within this letter, we propose an initial review of the current situation in order to build a budget and appropriate work plan.

The ratable fees for this engagement will be billed as follows:

Managing Director	$175/hr.
Director	$145/hr.
Engagement Manager	$120/hr.
Senior Staff	$105/hr.
Staff	$80/hr.

1235 Creekford Circle Suite 2100 Sugar Land, TX 77478	a Division of Temporary Professionals, Inc.

Tekoil will also reimburse CAG for all reasonable actual out-of-pocket expenses incurred during this project, including travel, lodging, per-diems, parking, and reproduction. While we anticipate that we will use Houston-based personnel, CAG will work with you to minimize these costs and will leverage existing agreements Tekoil may have with local lodging providers. We propose that personnel charge mileage and one-half their billing rates during actual travel time to/from the worksite, which will cover a portion of their actual costs without margin.

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Ultimately, the measure of value is the level of a accomplishment within the hours expended and the potential for overall cost savings and enhanced reporting due to a sound accounting procedures and controls – CAG delivers just that.

From our discussions we suggest an engagement of 60-80 hours to review Tekoil’s current situation and to create a work plan for the enhancement of reporting, and remediation or implementation of controls. All Phases will utilize the services of the Managing Director, with additional resources as agreed and approved by Tekoil. The Managing Director will initially dedicate 20-30 hours per week to this engagement.

Due to the current financial status of Tekoil, CAG will require a $10,000 retainer prior to the commencement of services.

OTHER MATTERS

CAG will act as an independent contractor in providing the services set forth in this letter. CAG is not agreeing to perform any services that would satisfy a legal or contractual obligation, or by itself form the basis of any attestation or certification required of any employee or management team member of the CAG. In carrying out our work:

➢	CAG will not act in the capacity of management or as an employee of Tekoil;

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CAG will provide observations regarding Tekoil’s practices, procedures and controls observed during this engagement. Tekoil must evaluate the adequacy of their own policies, procedures, and controls in place for all purposes and Tekoil is solely responsible for determining what changes/improvements should be implemented in light of any relevant law and Tekoil’s objectives.

Establishing and maintaining procedures, controls and financial reporting, as well as the Accounting function are solely the responsibility of Tekoil.

With regard to CAG’s services, Tekoil is responsible for:

➢	Determining and approving the objectives, scope and extent of CAG services;

➢	Designating a senior management level individual who will have responsibility to oversee, along with the CAG team, the project progress and address issues as they arise;

➢	Evaluating the adequacy of accounting practices, procedures and controls and approving or declining the implementation of recommendations;

➢	Implementing any changes to Tekoil’s procedures and control over financial reporting, and the Accounting function and procedures that Tekoil determines to be appropriate under the circumstances.

1235 Creekford Circle Suite 2100 Sugar Land, TX 77478	a Division of Temporary Professionals, Inc.

The Corporate Accounting Group is not a C.P.A. or public accounting firm and, therefore, does not provide an independent assessment, attestation, or opinion on events, conditions, or activities occurring within clients or otherwise report on financial statements. As such, CAG’s services in this engagement shall not constitute an audit, examination, attestation, special report or agreed-upon procedures engagement as those services are defined in American Institute of Certified Public Accountants (AICPA) literature applicable to such engagements conducted by independent auditors. Accordingly, CAG will not issue any written communication to third parties reporting on (i) financial statements or other data; (ii) Tekoil’s internal control over financial reporting, disclosures and procedures; (iii) expressing a conclusion, certification or other form of assurance about the adequacy of internal control over financial reporting; or (iv) the reliability of written assertions by Tekoil covering Tekoil’s financial statements or other data or its internal control over financial reporting disclosures and procedures.

OTHER PROVISIONS

•	This letter will remain valid for 30 days.
•	We will submit progress invoices bi-weekly.
•	In recognition of your changing and evolving environment, this project can be cancelled with two weeks notice during the engagement for any reason.
•	As our client, all work papers or deliverables from this engagement belong to you.

CAG looks forward to beginning our partnership with Tekoil by providing valued services. We are available to answer any questions you may have or meet with you to further discuss the details of this engagement.

Sincerely,

Roy W. Duff
Roy Duff, CPA
Managing Director

* * * * * *

Please indicate your acceptance of this proposal by signing and returning this document by fax, (281) 242-6491, or email scanned document to rduff@corp-acctg.com.

Accepted by:	/s/ Frank Clear	Date:	02/13/08

Name:	Frank Clear	Title:	COO